EXHIBIT E



                              TSC DISTRIBUTORS, LLC
                    PRINCIPALS AND OFFICERS AS OF 11/21/2012


Name                                       Address
------------------------------------       ------------------------------------
Tina K. Singh, General Principal           88 Pine Street, Suite 2430,
and Chief Executive Officer                New York, NY 10005

Jerome A. Vainisi, General Principal       10 High Street, Suite 701,
and Co-Director of Marketing and           Boston, MA 02110
Distribution

Richard J. Finelli, Co-Director of         10 High Street, Suite 701,
Marketing and Distribution                 Boston, MA 02110

Cornelius J. Sullivan                      10 High Street, Suite 701,
                                           Boston, MA 02110

Edward J. McCabe, Financial and            88 Pine Street, Suite 2430,
Operations Principal                       New York, NY 10005












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